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                                                           Exhibit 23(d)(14)(b)

                              FIRST AMENDMENT TO
                            SUB-ADVISORY AGREEMENT

   THIS FIRST AMENDMENT, dated as of April 30, 2008 (the "Amendment"), to the Sub-Advisory Agreement, made as of April 30, 2007 (the "Agreement"), is by and between LINCOLN INVESTMENT ADVISORS CORPORATION (the "Adviser") and MONDRIAN INVESTMENT PARTNERS LIMITED (the "Sub-Adviser").

   WHEREAS, the Adviser and the Sub-Adviser have entered into the Agreement to with respect to management of the assets of the LVIP Mondrian International Value Fund (the "Fund");

   WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the Sub-Adviser's fees;

   NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties agree as follows:

    1. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto is substituted in its place.

    3. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

    4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers and duly attested as of the 30th day of April 2008.

MONDRIAN INVESMENT                       LINCOLN INVESTMENT ADVISORS
PARTNERS LIMITED                         CORPORATION

/s/ Clive Gillmore                       /s/ Kevin J. Adamson
---------------------------------------  --------------------------------------
Name:   Clive Gillmore                   Name:   Kevin J. Adamson
Title:  Chief Executive Officer          Title:  Second Vice President

Attest: /s/ Anja Hubrath                 Attest: /s/ Karen Putman
        -------------------------------          ------------------------------
Name:   Anja Hubrath                     Name:   Karen Putman
Title:  Executive Secretary              Title:  Securities Fund Specialist

Accepted and agreed to
as of the date first above written:

LVIP MONDRIAN INTERNATIONAL
VALUE FUND, a series of Lincoln
Variable Insurance Products Trust

/s/ Kelly D. Clevenger
----------------------------------
Name:   Kelly D. Clevenger
Title:  President

Attest: /s/ Colleen E. Tonn
        --------------------------
Name:   Colleen Tonn
Title:  Senior Counsel, Lincoln
        National Life Insurance
        Company

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                                  SCHEDULE A

                                 Fee Schedule

   The Investment Manager will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. The Investment Manager shall pay to the Sub-Adviser compensation at an annual rate as follows:

   .40% on the average daily net assets of the Fund up to $800 million; .35% on the average daily net assets of the Fund from $800 million to $1.3 billion; and
   .33% on the average daily net assets of the Fund over $1.3 billion.

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